EXHIBIT 10.12

SmartWage/RedWage Payroll Card Services Agreement

This Agreement is made and entered into by and between RedWage, LLC (“RedWage”) and the business entity listed in the Customer Application (“Customer”) and sets forth the terms and conditions pursuant to which RedWage will provide the SmartWage Payroll Card service to Customer as provided for herein.

1.	Introduction.

1.1
Review. Customer promises to read this Agreement carefully, and to understand the terms and conditions of this Agreement prior to submitting it to RedWage. In addition, Customer acknowledges and agrees to review the RedWage Privacy Policy and the RedWage Site Terms of Use(collectively referred to as the “Website Terms of Use”) the current versions of which are posted on the RedWage website, prior to entering into this Agreement. By submitting and entering into this Agreement, the Customer acknowledges that it has reviewed and agrees with the terms of this Agreement and that the terms and conditions of this Agreement and the Website Terms of Use will govern all aspects of the relationship between RedWage, the Customer and the Cardholder in connection with the provision of the RedWage Payroll Card Solution services. If Customer has any questions about any of the provisions in this Agreement, an authorized representative of the Customer with the legal power and authority to bind Customer (an “Authorized Representative”) must contact RedWage via telephone or email prior to submitting this Agreement and accepting such terms. Customer agrees to refer frequently to the RedWage website for regular updated information about the Payroll Card Solution services, the associated fees, charges, features and benefits of such service, and the Website Terms of Use. If Customer determines that it is unwilling to be bound by the terms and conditions of this Agreement, Customer agrees that it will not submit and enter into this Agreement. RedWage reserves the right to accept or decline the Agreement, in RedWage’s sole discretion.

1.2
Revisions by RedWage. CUSTOMER ACKNOWLEDGES AND AGREES THAT CLICKING “I AGREE” IS THE LEGAL EQUIVALENT OF THE AUTHORIZED REPRESENTATIVE OF THE CUSTOMER MANUALLY SIGNING AND SUBMITTING THIS AGREEMENT, AND CUSTOMER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE ACCEPTANCE OF THIS AGREEMENT BY REDWAGE, UPON CUSTOMER’S CLICKING ACCEPT, CUSTOMER WILL BE LEGALLY BOUND BY THE TERMS AND CONDITIONS OF THIS AGREEMENT. CUSTOMER UNDERSTANDS THAT THIS AGREEMENT AND THE WEBSITE TERMS OF USE MAY BE AMENDED FROM TIME TO TIME, AND AT ANY TIME, BY REDWAGE, WITH REVISED TERMS POSTED ON THE REDWAGE CUSTOMER PORTAL AND PUBLIC WEBSITE. REDWAGE WILL NOTIFY CUSTOMER OF CHANGES TO THIS AGREEMENT OR THE WEBSITE TERMS OF USE AT LEAST THIRTY (30) DAYS PRIOR TO SUCH CHANGES BECOMING EFFECTIVE, WHICH MAY BE VIA EMAIL, A NOTICE ON THE CUSTOMER PORTAL, OR OTHER COMMERCIALLY REASONABLE METHODS. CUSTOMER UNDERSTANDS THAT BY CONTINUING TO MAINTAIN A REDWAGE ACCOUNT AFTER ANY APPLICABLE CHANGE(S) WITHOUT PROMPTLY OBJECTING TO SUCH REVISED TERMS OF THIS AGREEMENT OR WEBSITE TERMS OF USE I N WRITING, CUSTOMER IS ACCEPTING THE TERMS OF THE REVISED AGREEMENT AND/OR WEBSITE TERMS OF USE AND CUSTOMER WILL BE LEGALLY BOUND BY THE TERMS AND CONDITIONS AS SO REVISED.

2.	Scope of Agreement.

2.1.
SmartWage Payroll Card Solution. The SmartWage Payroll Card Solution service (“Service”) is a funds distribution service whereby RedWage enables its Customers to distribute wages, salaries, expense reimbursements, prepaid travel funds and other funds to such Customer’s employees. Funds are distributed by Customer by means of RedWage cards (the “Card(s)”), which access certain card networks (“Networks”). The Cards are issued by The Bancorp Bank, or applicable future subsequent bank (the “Issuing Bank”), and the Issuing Bank is a member of the Networks. RedWage provides the Service in accordance with the Issuing Bank and Networks’ rules, and Customer’s use of the Service is subject to approval for conformance with such rules. As such, the Service may be modified from time to time as necessary to remain in compliance with the Issuing Bank and Networks’ rules, as well as applicable laws. Subject to the terms and conditions hereof, Customer hereby subscribes to the Service, and RedWage shall make the Service available to Customer. During the term of this Agreement, Customer agrees that RedWage shall be the exclusive provider to Customer of services that are the same as or similar to the Service provided under this Agreement.

2.2.
Customer Application. RedWage is required under Issuing Bank rules, Networks’ rules and federal law to obtain, verify and record information that identifies each business that opens an account and the personal information of its owners and/or representatives. The information regarding Customer that is required by RedWage includes, but is not limited to: company name, physical address, federal tax ID, bank account, business owner’s social security number, date of birth, driver’s license, and/or other identifying information. Such information will be treated as confidential information of the Customer. RedWage reserves the right to decline to open an account for Customer, for any reason in its sole discretion.

2.3.
Employee Enrollment. RedWage is also required under Issuing Bank rules, Networks’ rules and federal law to obtain, verify and record the personal information of each Cardholder (as defined in Section 2.4 below). The information regarding Cardholders that is required by RedWage includes, but is not limited to: such Cardholder’s name, physical address, date of birth, and social security number or other acceptable government-issued ID. Where the information provided cannot be verified, RedWage will contact Customer and Employee directly to obtain additional information. All such personal information will be treated as confidential information of the Employee. RedWage reserves the right to decline any Employee enrollment, for any reason, in each case in its sole discretion.

2.4.
Employee Enrollment. RedWage is also required under Issuing Bank rules, Networks’ rules and federal law to obtain, verify and record the personal information of each Cardholder (as defined in Section 2.4 below). The information regarding Cardholders that is required by RedWage includes, but is not limited to: such Cardholder’s name, physical address, date of birth, and social security number or other acceptable government-issued ID. Where the information provided cannot be verified, RedWage will contact Customer and Employee directly to obtain additional information. All such personal information will be treated as confidential information of the Employee. RedWage reserves the right to decline any Employee enrollment, for any reason, in each case in its sole discretion.

Establishment of Account; Use of Account. (a) After obtaining and verifying the necessary information as detailed above, RedWage will establish an account for Customer (“Account”). Customer will determine which of its employees it desires to be issued a Card and will provide the required information for each such employee (“Employee Application”). RedWage shall verify the information provided and approve or decline each individual Employee Application subject to the Issuing Bank’s and the Networks’ rules, and applicable laws. For each approved employee, RedWage will provide Customer with a bank routing number and direct deposit account number. RedWage will ship Cards directly to the mailing address of approved employees (“Cardholders”).Each Cardholder and Card will be subject to the terms and conditions of the Cardholder Agreement directly between the Cardholder and the Issuing Bank (the “Cardholder Agreement”), which will be delivered to the Cardholder along with the Card.

(b) Customer may periodically transfer funds owed or otherwise due to a Cardholder by depositing such funds to the Cardholder’s account through electronic funds transfer (“ETF”) via an Automated Clearing House (“ACH”). Customer is solely responsible for any and all funds transfers, including, but not limited to a determination of the amount, timing, recipients and compliance with tax and other applicable laws related thereto. After any such transfer, each Cardholder will have the ability to access its funds through designated ATMs, at merchants participating in the applicable Networks, and by other approved methods. Customer may enroll additional employees at any time upon verification and compliance with the terms and conditions of employee enrollment set forth herein. Customer agrees to comply with RedWage’s instructions for the implementation and usage of the Service, which operational instructions may be modified by RedWage from time to time.

2.5.
Removal of Enrolled Employee(s).Customer may, at any time and for any reason, such as employee termination or employee request, remove individual Cardholders from the Customer’s account. Customer understands and acknowledges that removal of Cardholder from the Customer Account does not constitute cancellation of the Cardholder’s card, and the Cardholder has the right to continued usage of the Card subject to the Card terms and conditions and the Cardholder Agreement.

2.6.
Ownership of Cards. Customer acknowledges that the Cards are the property of the Issuing Bank, and shall be subject to cancellation at any time by the Issuing Bank, in accordance with this Agreement, the Cardholder Agreement or as required by applicable law, or, on a case-by-case basis, where the Issuing bank reasonably believes a Cardholder is using the Card for fraudulent or illegal purposes. Upon receipt of such notice from the Issuing Bank, RedWage shall notify the Customer via email and on the Customer Portal (as defined in Section 2.7 below).

2.7.
Customer Portal. RedWage will provide Customer access to an electronic customer portal (“Customer Portal”), which may be utilized by the Customer for administration of Customer’s Account, to enroll new employees, to remove employees and to receive help electronically. Customer must use its own computer to access the Customer Portal. The Customer Portal shall provide Customer with access to Account information and employees enrolled in the Card program. Access IDs and passwords to the Customer Portal will only be issued to Authorized Representatives of Customer who have been designated in writing to access Customer’s Account. The Customer or its designated Authorized Representative may voluntarily change the Customer’s Access ID and password at any time. Customer is responsible for keeping the Access ID and passwords confidential and RedWage shall have no responsibility or liability for Customer maintaining the confidentiality or restricted use of the Access ID’s and passwords. The Customer Portal for the administration of the Customer’s Account can be found at www.pbprepaid.com.

2.8.
Cardholder Privacy. Customer understands and acknowledges that the transaction activity of each Cardholder account is sensitive customer information protected under the law. RedWage and Customer represent and warrant that they each have a legal responsibility to keep sensitive customer information strictly confidential and to comply with applicable law with regard to privacy of sensitive customer information.

2.9.
Compliance. For purposes of this Agreement, the parties acknowledge and agree that the Card accounts are “payroll card accounts” as defined in Regulation E (12 CFR Part 205). RedWage will comply with Regulation E as it applies to RedWage and the payroll cards. To assist RedWage’s compliance efforts and to comply with applicable laws, Customer represents, warrants and covenants as follows: Customer will not distribute payroll to its employees via Cards without first obtaining each employee’s written consent to the use of the payroll Card using the Pay Card Consent Form, a copy of which is provided via the Customer Portal (or as an alternative, Customer may use a Customer created consent form that includes the content of the RedWage form). The Customer shall retain all original signed Consent Forms and provide copies to its employee’s. The Customer will also provide copies to RedWage upon RedWage’s request.

3.	Term; Termination; Remedies

3.1.
Term. This Agreement will become effective on the date this Agreement is accepted by RedWage (as documented via a written acceptance communication from RedWage, including but not limited to via email) and will continue for a period of three (3) years from such date (the “Initial Term”), unless earlier terminated pursuant to the terms hereof. This Agreement shall automatically renew at the end of the Initial Term for consecutive, successive renewal terms of one (1) year each unless and until one party provides written notice of non-renewal to the other party not less than ninety (90) days prior to the end of the then-existing renewal term.

3.2.
Immediate Termination. (a) This Agreement may be terminated immediately by either party in the event that the Networks prohibit the Service, the Issuing Bank ceases to be a Network member, the Issuing Bank ceases to be the Card issuer, or the Issuing Bank requires that the Agreement be terminated pursuant to the terms of RedWage’s Card Issuance Agreement with the Issuing Bank or if required by law; provided that, to the extent practical, RedWage shall endeavor to provide Customer with advance notice of any such event.

(b) Additionally, this Agreement may be terminated immediately by either party, upon written notice to the other party, in the event that the other Party (i) files a voluntary petition in bankruptcy or a petition seeking any reorganization, liquidation, dissolution, or similar relief under any applicable law relating to bankruptcy, insolvency, or relief for debtors, or the admission by such other party of its inability to pay debts as they mature, or the making by such other party of an assignment for the benefit of creditors or the taking of similar action for the benefit of creditors, or (ii) the entry by a court of competent jurisdiction of an order, judgment, or decree approving a petition filed against such other party seeking any reorganization, liquidation, dissolution, or similar relief under any applicable law relating to bankruptcy, insolvency, or other relief for debtors and the expiration of the period, if any, allowed by applicable law in which to appeal there from or (iii) materially violates any applicable law, rule, or regulation in connection with exercising its rights or meeting its obligations under this Agreement.

(c)Further, this agreement may be terminated immediately by RedWage if there has been no activity on Customer’s Account for a period of one year or longer.

3.3.
Cooperation upon Termination. Upon the termination of this Agreement for any reason, the parties agree to cooperate in good faith to wind down the program in a commercially reasonable way. Customer’s obligation to pay for all outstanding amounts incurred before the effective date of termination shall survive termination. Customer acknowledges that upon termination for any reason, the Customer can no longer order Cards, and the existing Cards stay in effect, unless the Cardholder makes a cancellation election pursuant to the terms of the Cardholder Agreement.

3.4.
Termination Rights for Payment Default. In the event of Customer’s failure to make any payment(s) when due under this Agreement, RedWage shall have the right to suspend further Service until payment is made in full, and if payment is not made in full within a reasonable period of time, not to exceed 45 days, then RedWage may thereafter terminate this Agreement, and be entitled to all rights and remedies hereunder.

3.5.
Termination Rights - Other Defaults. In the event of any default under this Agreement by either party (other than those permitting immediate termination, or a payment default or jurisdictional termination covered elsewhere in this Agreement), the non-defaulting party shall provide the defaulting party written notice of the nature of the default. The defaulting party shall have thirty (30) days from the date of receipt of the written default notice to cure the default, and if the default is not cured within such time period, then the non-defaulting party may thereafter terminate this Agreement, without further elapsed time.

3.6.
Termination in a Jurisdiction. In addition to any other rights of termination, either party may terminate this Agreement upon prior written notice to the other party with respect to any individual state or jurisdiction if the terminating party can demonstrate, with documentary support, that changes in applicable laws or regulations or the interpretation thereof will make the performance of such party’s obligations hereunder not commercially feasible; and provided, further, that the parties have previously discussed the issues in a good faith attempt to find a resolution that would permit the Agreement to remain in effect with respect to the state or jurisdiction in question. The effective date of a termination under this Section 3.6 will be ninety (90) days from the date notice is delivered, or upon the effective date of the new law or regulation, whichever occurs sooner.

3.7.
Remedies. Termination or expiration of this Agreement will not limit any other remedies available to either party, including injunctive relief, and will not relieve the Customer of its obligation to pay all fees and expenses that have accrued prior to termination or expiration or are otherwise owed by Customer to RedWage pursuant to this Agreement.

3.8.
Survival Rights. All rights and obligations that by their nature are continuing, including but not limited to each party’s confidentiality and indemnification obligations, shall survive any termination or expiration of this Agreement.

4.
Fees and Payment. In connection with the submission of this Agreement Customer is required to pay a one-time, non-refundable application fee as detailed in Exhibit A to this Agreement. In addition, upon acceptance of this Agreement by RedWage, Customer agrees to pay RedWage for the Service as set forth in Exhibit A and payment of such fees shall be made in accordance with the terms and conditions set forth in Exhibit A. RedWage may change the fees set forth in Exhibit A or add fees by providing thirty (30) days prior written notice to Customer. Customer acknowledges that in connection with entering into this Agreement (including payment of the applicable one-time, non-refundable application fee), Customer is providing valid credit card information and the related authorization. If any of Customer’s payments to RedWage, regardless of the form, are rejected for any reason, or are late or are returned, then Customer shall pay RedWage’s standard late payment and return payment fee in addition to any other rights or remedies RedWage may have under this Agreement.

5.	Customer Responsibilities.

5.1.
Employee Verification. Customer is responsible for, and hereby represents, warrants and covenants that it has verified the legal identity of each prospective Cardholder (or will prior to requesting a Card for such employee and delivering an employee application).

5.2.
Employee Education. Customer is responsible for providing each prospective Cardholder with the “About Your Card” information sheet and the schedule of the fees that the Cardholder may incur in connection with the Card prior to enrollment of the prospective Cardholder. Such information and additional informational materials can be found at www.smartwage.com, or at www.pbprepaid.com, or on the Customer Portal found at www.pbprepaid.com.

5.3.
Illegal Activities. Customer may not use the Services for any activity that violates any applicable federal, state or local law, statute, ordinance or regulation or for any purposes other than for what the Service is intended.

5.4.
Compliance with Laws Relating to Payroll and Related Matters. The Customer is solely responsible for compliance with all applicable federal, state and local laws, rules and regulations relating to payroll, compensation and employment matters, including, without limitation, proper withholding, and timely remittance of, any and all taxes related thereto (e.g., local, state and federal income, payroll or social security taxes) as applicable, and Customer agrees to indemnify and hold RedWage and its employees, agents and representatives harmless from any and all liabilities, including interest and penalties, which are or may be imposed on RedWage or any of its employees, agents and representatives pursuant to any such laws. Customer’s obligations under this Section 5.4 shall survive the termination or expiration of this Agreement, regardless of whether any such liabilities arise before or after the effective date of any such termination or expiration.

5.5.
Security. Customer accepts full responsibility for maintaining the confidentiality of all login and/or Access IDs, passwords or other security codes and procedures (to access RedWage’s systems) that are in Customer’s or its employees, agent’s or representative’s possession or control. Customer shall notify RedWage immediately by telephone of any loss, theft, unauthorized use or fraudulent use of, login and/or Access IDs, passwords or other security codes or procedures and shall be fully responsible for the unauthorized or fraudulent use thereof; provided that any such fraud or misuse is not directly caused by RedWage. Additionally, Customer may not access RedWage’s system, including the Customer Portal, for any purposes other than administration of the Services and shall remain liable for any unauthorized access by any of its employees, agents or representatives. Customer is also solely responsible for the set-up, maintenance and security of Customer’s systems, including, but not limited to those used to access the Customer Portal or any other permissible online services of RedWage.

6.	Representations and Warranties; Limitation of Liability.

6.1.
Representations and Warranties of the Parties. Each of RedWage and Customer represents and warrants to the other that: (i) it has the right and authority to enter into and perform all of its respective obligations under this Agreement; (ii) it is and will remain during the term of this Agreement in material compliance with all applicable laws, statutes, ordinances, rules and regulations with respect to its performance under this Agreement; (iii) no authorization or approval from any third party is or will be required in connection with such party’s entering into, delivery or performance of this Agreement; and (iv) neither entering into this Agreement, nor the performance of this Agreement violate or conflict with the terms or conditions of any other agreement to which it is a party or by which it is bound. In addition, Customer represents and warrants to RedWage that it is not engaged in any criminal activity such as money laundering, illegal trafficking or other activity.

6.2.
Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH INTHIS AGREEMENT, REDWAGE SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THAT THE OPERATION OF THE PRODUCTS, SERVICES OR SYSTEMS WILL BE UNINTERUPTED OR ERROR-FREE, OR THAT ALL ERRORS WILL BE CORRECTED, OR ANY WARRANTY OF MARKETABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INGRINGEMENT, AND IMPLIED WARANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES.

6.3.
No Special Damages. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, EVEN IF SUCH PARTY HAS KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

6.4.
Limitation of Liability. EXCEPT FOR ANY LIABILITY FOR MATERIAL BREACH OF SECTION 6.5 HEREOF, IN NO EVENT WILL REDWAGE BE LIABLE TO CUSTOMER FOR AGGREGATE DAMAGES IN EXCESS OF THE FEES PAID TO REDWAGE DURING THE MOST RECENT TWELVE CALENDAR MONTH PERIOD.

6.5.
Confidentiality. RedWage and Customer agree and covenant to each other that they shall not, during the performance of this Agreement or at any time after the termination or expiration hereof, use or disclose to any third party other than during the proper performance of their duties hereunder, (a) the rates, terms and conditions of this Agreement, and (b) the Confidential and Proprietary Information of the other party hereto. For purposes of this Agreement, “Confidential and Proprietary Information” shall include, but not be limited to technical information, procedures, practices, confidential dealings of the other party hereto, all RedWage reports provided to Customer, and other confidential, non-public business information of a party provided by such party to the other pursuant to this Agreement. The parties agree to use the same degree of care in protecting the other party’s Confidential and Proprietary Information as they do their own such information, but in no event less than a reasonable degree of care. The obligations of this Section shall not apply to information that (a) is or becomes publicly known through legal means without fault by the other party, (b) was known to, or in the rightful possession of the other party prior to its disclosure and such prior knowledge or rightful possession can be documented, or (c) is independently developed by a party without use or reference to the other party’s Confidential and Proprietary Information, or is rightly obtained from a source other than the other party. The restrictions in this Section 6.5 regarding disclosure shall not apply to those disclosures required by law (i.e. subpoena or other court order); provided, however that the party required to disclose pursuant to applicable law shall provide the other party prompt written notice of its obligation to disclose in order to permit such other party to take whatever steps it deems necessary to protect the confidentiality of its information. Notwithstanding the foregoing, RedWage is permitted to solicit, market and provide other products and services to the Cardholders and use of Cardholder information (excluding sensitive customer information as defined by law) for such purposes is specifically permitted and does not violate the restrictions in this Section 6.5.

6.6.
Liability for Acts of Employees and Agents. Each party agrees to indemnify and hold harmless the other party and its employees, agents and representatives from any and all claims for damages, losses or liabilities (including reasonable attorneys fees and court costs) arising out of or relating to disputes or legal actions with third parties concerning the willful acts or omissions of any employees, agents or representatives of such party, or from the material breach by such party of its obligations under this Agreement. For purposes hereof, any person who is given authorization by Customer to use Cards, codes, passwords or other security codes or procedures shall be deemed an employee, agent or representative of Customer.

6.7.
Force Majeure. In no event shall either party be liable for failure to fulfill its obligations hereunder due to causes beyond its reasonable control, including, but not limited to, acts or omissions of government or military authority, acts of God (including earthquakes and floods), acts of terrorism, fires, explosions, strikes, riots, actions of the Networks or regulatory bodies controlling the Networks which significantly inhibit or prohibit the Services, third party telecommunications failures (including any systemic Internet failures and any interruptions in services of Internet service providers, but not any failures or interruptions that could have been avoided by the exercise of reasonable care), transportation delays, or wars.

7.	General Provisions.

7.1.
 Independent Contractors. None of the provisions of this Agreement are intended to create nor shall be deemed or construed to create any relationship between the parties hereto other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of this Agreement. Neither of the parties hereto, nor any of their respective employees, shall be construed to be the employer of the other. Customer and RedWage agree that RedWage is only providing services under this Agreement as an independent contractor.

7.2.
Compliance with Laws. Each party shall comply in all material respects with all applicable federal, state and local laws and regulations in the performance of their respective obligations under this Agreement.

7.3.
Notices. All written notices required to be given by this Agreement shall be deemed to be duly given if delivered personally or sent by registered or certified U.S. mail, facsimile (with return confirmation of receipt via one of the other methods) or reputable overnight courier to (a) RedWage at RedWage PO Box 1214, Summit, NJ 07902, attn: Legal, or to (b) Customer at such address provided to RedWage in its Customer Application. Such notice shall be deemed duly given the day of personal delivery, three (3) days after being sent via registered or certified mail, the business day of facsimile if return confirmation of receipt is given via one of the other methods within 3 days of such facsimile transmission, or the business day after deposit with such reputable overnight courier. Notwithstanding the foregoing, if another means of providing notice is specifically set forth elsewhere in this Agreement, such method and time period for notice shall apply to that particular section.

7.4.
Press Releases, Publicity, Etc. Neither party shall issue any press release or disseminate similar publicity or other information regarding this Agreement or the Service for Customer or utilizing the trademarks, service marks, trade names or logos of Customer, RedWage, Issuing Bank or the Networks, including, without limitation, web site information instructional or marketing materials or brochures, without the express prior written approval of Customer, RedWage, Issuing Bank or the Networks, as appropriate.

7.5.
Miscellaneous. This Agreement shall be governed by the laws of the State of New Jersey, without regard to the choice of law rules of such state. Customer agrees and consents to the exclusive jurisdiction of the state and federal courts of the State of New Jersey in connection with any action or proceeding regarding or relating to this Agreement, and the Customer hereby waives any objections to such jurisdiction or venue. Should any part of this Agreement be held invalid or unenforceable, in any respect, such invalidity or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such provision(s) had never been contained herein, provided, that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity or unenforceability. The prevailing party in any action or proceeding to interpret or enforce this Agreement shall be entitled to recover its reasonable attorney’s fees, costs and expenses. Upon RedWage’s reasonable request, Customer agrees to promptly complete and deliver such further documents as necessary or appropriate related to providing the Service. Failure to insist upon strict compliance with any of the terms or conditions of this Agreement shall not be deemed a waiver of such term or condition, nor shall any waiver or relinquishment of any right or power hereunder at any time or times be deemed a subsequent waiver or relinquishment of such right or power. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement, together with the exhibits hereto which are incorporated herein by reference, constitutes the entire agreement of the parties relating to this subject matter and supersedes all prior or contemporaneous agreements and understandings regarding the subject matter hereof, whether written or verbal. In the event of any future changes to laws, regulations or the interpretation thereof or changes in RedWage’s operational procedures, which changes impact RedWage’s provision of Services, RedWage will notify Customer in writing via email, a notice on the Customer Portal, or other commercially reasonable methods, of the changes as well as any modifications required as a result thereof. Unless Customer objects to such modifications in writing within 30 days of receipt of notice thereof, Customer will be deemed to have accepted such modifications. Except as expressly set forth in this Agreement, this Agreement may only be modified by a writing signed by both parties. This Agreement shall be binding on the parties and their respective successors and assigns. Notwithstanding the foregoing, this Agreement may not be assigned, in whole or in part, by Customer without the prior written consent of RedWage, and any attempted assignment without such prior consent shall be null and void.

7.6.
Electronic Execution. Customer acknowledges and agrees that this Agreement is being entered into and submitted electronically and that no separate hard copy will be provided. In addition, Customer and RedWage agree that electronic records and signatures and facsimile copies of signatures shall have the full legal effect of a writing.

By clicking “Submit”, Customer hereby acknowledges and agrees that it will be legally bound to the terms and conditions of this Agreement, subject to the acceptance by RedWage.

EXHIBIT A

•	SmartWage Payroll Program One-Time, Non-Refundable Application Fee: $25.00 USD

•	Card Acquisition Fee: $5.00 USD per card

The SmartWage Payroll Program One-Time, Non-Refundable Application Fee is due upon submission of this Agreement and the Customer Application. This Fee is non-refundable, regardless of whether this Agreement is accepted or rejected by RedWage.

The SmartWage Payroll Program Enrollment Fee is due upon acceptance of this Agreement by RedWage.

The Card Acquisition Fee is due upon each individual Card issuance for new employee enrollment.

All Fees are to be paid by use of Customer’s credit card. Upon submission of this Agreement, Customer must also provide valid credit card information and related authorization(s). All Fees will be paid via the Customer credit card, and will be made simultaneously with the election of Services under this Agreement through the Customer Portal or otherwise.